AMENDED AND RESTATED
                           ADVISORY SERVICES AGREEMENT

                                     BETWEEN

                      AMERICAN MORTGAGE ACCEPTANCE COMPANY
             (formerly known as "AMERICAN MORTGAGE INVESTORS TRUST")

                                       AND

                          RELATED AMI ASSOCIATES, INC.

      AGREEMENT dated March 29, 1993, as AMENDED AND RESTATED on November __, 1999, but such amendment and restatement to be effective as of April 6, 1999, between AMERICAN MORTGAGE ACCEPTANCE COMPANY (formerly known as "American Mortgage Investors Trust") (the "Company"), a Massachusetts business trust, and RELATED AMI ASSOCIATES, INC. (the "Advisor"), a Delaware corporation. All capitalized terms used herein, and not otherwise defined, shall have the meanings ascribed to them in Section 10 hereof.

                              W I T N E S S E T H:

      WHEREAS, the Company is a business trust organized under the laws of the Commonwealth of Massachusetts, which has qualified as a real estate investment trust as defined in the Internal Revenue Code of 1986, as the same may be amended or modified from time to time (which, together with any regulations and rulings thereunder, is hereafter called the "Code");

      WHEREAS, the Company and the Advisor originally entered into an Advisory Services Agreement dated as of March 29, 1993, as amended on October 26, 1993, December 31, 1993 and March 29, 1994, pursuant to which the Advisor has been providing services to the Company since such date;

      WHEREAS, the Advisory Services Agreement was most recently renewed by the Company's board of directors at its April 26, 1999 meeting for an additional one year period to run through March 28, 2000;

      WHEREAS, the Company's shareholders have approved certain amendments to the Company's Amended and Restated Declaration of Trust pursuant to which the Company will, among other things, become an operating company and is permitted to invest its funds in the investments permitted in its Declaration of Trust (the "Reorganization");

      WHEREAS, in connection with the Reorganization, the Company advised its shareholders that it would amend the terms of the Advisory Services Agreement to reflect the revisions set forth in the Consent Solicitation;

      WHEREAS, the Company has changed its name from "American Mortgage Investors Trust" to "American Mortgage Acceptance Company";

      WHEREAS, the Company desires to continue to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Trustees of the Company, all as provided herein;

      WHEREAS, the Advisor is willing to render such services, subject to the supervision of the Trustees, on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, IT IS AGREED that the Advisory Services Agreement is amended and restated as follows:

      1. Duties of Advisor. The Company hereby continues to retain the Advisor as the advisor of the Company to perform the services hereinafter set forth, and the Advisor hereby accepts such appointment, subject to the terms and conditions hereinafter set forth. In performance of this undertaking, subject to the supervision of the Trustees and consistent with the provisions of the Company's Declaration of Trust, the Advisor shall:

      (1) obtain for the Company, furnish and/or supervise the services necessary to perform any ministerial functions in connection with the management of the day-to-day operations of the Company subject to the supervision of the Trustees;

      (2) seek out and present to the Company, whether through its own efforts or those of third parties retained by it, suitable and a sufficient number of investment opportunities which are consistent with the investment objectives and policies of the Company as adopted by the Trustees from time to time;

      (3) exercise absolute discretion, subject to the Trustees' review, in decisions to originate, acquire, retain, sell or negotiate for the prepayment or restructuring of mortgages and other investments of the Company;

      (4) recommend investment opportunities consistent with the Company's investment objectives and policies and negotiate on behalf of the Company with respect to potential investments or the disposition thereof;


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


      (5) upon request, cause an Affiliate to serve as the mortgagee of record for the Mortgages of the Company if such Affiliate is qualified to do so and in that capacity to hold escrows on behalf of mortgagors in connection with the servicing of mortgages, which it may deposit with various banks including banks with which it may be affiliated;

      (6) obtain for the Company such other services as may be required in acquiring or disposing of investments, disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company, and handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgages and other liens securing investments;

      (7) obtain for the Company such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio of the Company;

      (8) evaluate, structure and negotiate potential prepayments or sales of mortgages and other investments and, if applicable, coordinate with government agencies and Fannie Mae and Freddie Mac in connection therewith;

      (9) monitor annual Participating Interest Payments, monitor operations and expenses of the Developments, and verify computations of annual Participating Interest Payments;

      (10) from time to time, or as requested by the Trustees, make reports to the Company as to its performance of the foregoing services; and

      (11) do all things necessary to assure its ability to render the services contemplated herein.

      2. Fiduciary Relationship. The Advisor, as a result of its relationship with the Company pursuant to this Agreement, stands in a fiduciary relationship with the Shareholders of the Company.

      3. No Partnership or Joint Venture. The Company and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

      4. Records. At all times, the Advisor shall keep books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Company at any time during the ordinary business hours of the Advisor.


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

      5. REIT Qualification. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from any action (including, without limitation, furnishing or rendering services to tenants of property or managing or operating real property) which, in its sole judgment made in good faith, or, in the judgment of the Trustees, provided that the Trustees give the Advisor written notice to such effect, would (a) adversely affect the status of the Company as a real estate investment trust pursuant to Section 856 of the Code;
(b) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or over its securities, or
(c) be prohibited by the Company's Declaration of Trust.

      6. Bank Accounts. The Advisor may establish and maintain one or more bank accounts in the name of the Company or in its own name as agent for the Company and may collect and deposit in and disburse from any such account, any money on behalf of the Company, under such terms and conditions as the Trustees may approve, provided that no funds in such account shall be commingled with funds of the Advisor. From time to time and upon appropriate request, the Advisor shall render appropriate accounting of such collections and payments to the Trustee and the auditors of the Company.

      7. Bond. If required by the Trustees, the Advisor will maintain a fidelity bond with a responsible surety company in such amounts as may be required by the Trustees, covering all partners thereof together with employees and agents of the Advisor handling funds of the Company and investment documents or records pertaining to investments of the Company. Such bonds shall inure to the benefit of the Company in respect of losses from acts of such partners, employees and agents through theft, embezzlement, fraud, negligence, error or omission or otherwise. The premiums on such bonds shall be paid by the Company.

      8. Information Furnished Advisor. (a) The Trustees shall, at all times, keep the Advisor fully informed with regard to the investment policy of the Company, including any specific types of Mortgages or investments desired, the desired geographical areas of investments, and any criteria or conditions established by the Trustees as to whether the Company will make a particular investment, the capitalization policy of the Company (including the policy with regard to the incurrence of indebtedness by the Company) and their intentions as to the future operations of the Company. In particular, the Trustees shall notify the Advisor promptly of their intention to either sell or otherwise dispose of any of the Company's investments, to make any new investment, to incur any indebtedness or to issue any additional Shares in the Company.

      (1) The Company shall furnish the Advisor with a certified copy of all financial statements of the Company, a signed copy of each report prepared by the independent certified public accountants and such other information with regard to the Company's affairs as the Advisor may from time to time reasonably request.


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

      9. Consultation and Advice. In addition to the services described above, the Advisor shall consult with the Trustees and shall, at the request of the Trustees of the Company, furnish advice and recommendations with respect to other aspects of the business and affairs of the Company.

      10. Definitions. As used herein, the following terms shall have the meanings set forth below:

      (1) "Acquired Guaranteed Mortgage Certificate" shall mean any mortgage-backed security guaranteed by Fannie Mae or Freddie Mac which is backed by a conventional mortgage or mortgages and acquired by or on behalf of the Company other than in connection with the origination of the underlying Mortgage or Mortgages.

      (2) "Acquired Insured Mortgage" shall mean (i) any Mortgage which is a fully funded Mortgage Loan made to an entity that owns a Development insured by FHA and acquired by or on behalf of the Company as a whole loan or a beneficial interest or a participating interest therein or by a purchase of mortgage-backed securities or pass-through certificates backed by indebtedness secured by FHA insured Mortgage Loans.; and (ii) any mortgaged-backed securities guaranteed by Fannie Mae or on behalf of the Company other than in connection with the origination of the underlying Mortgage or Mortgages.

      (3) "Acquired Mortgage" shall mean either an Acquired Insured Mortgage or an Acquired Guaranteed Mortgage Certificate.

      (4) "Additional Loan" shall mean the non-interest bearing loan made to the developer or sponsor of a Development (or the general partners or other principals of the owner of the Development) in connection with a Mortgage Loan.

      (5) "Additional Mortgage Investments" shall mean the permanent investments of the Company as described in the Consent Statement, (other than the Original Mortgage Investments) which investments shall include: Uninsured Mortgage Loans, Construction Loans, Bridge Loans, Mezzanine Loans, Mortgage Derivatives and Subordinated Interests in CMBS.

      (6) "Advisor" shall mean Related AMI Associates, Inc.

      (7) "Affiliate" shall mean (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests in such other Person, (iii) any officer, director, trustee, or general partner of such Person, and (iv) if such other Person is an officer, director, trustee or partner of another entity, then the entity for which that Person acts in any such capacity.


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

      (8) "Affiliated Programs" shall mean Aegis Realty, Inc., Capital Mortgage Plus L.P., any similar programs organized by the Sponsor, any successors to such programs or a combination of such programs.

      (9) "Agreement" shall mean this Amended and Restated Advisory Services Agreement.

      (10) "Annual Incentive Fee" shall have the meaning set forth in Section 12(b) of this Agreement.

      (11) "Asset Management Fee" shall mean the fees payable to the Advisor pursuant to Section 11 of this Agreement.

      (12) "Average Invested Assets" shall mean the average of the aggregate Book Value of the assets of the Company for any period invested, directly or indirectly, in Mortgage Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

      (13) "Book Value" shall mean the value of an asset or assets of the Company before provisions of amortization or depreciation, and before deducting any indebtedness or other liability in respect thereto, except that no asset shall be valued at more than its fair value as determined by the Board of Trustees.

      (14) "CAD" shall mean cash available for distribution, which shall consist of the Company's net income (as determined pursuant to GAAP) adjusted for certain non-cash charges (as determined pursuant to GAAP).

      (15) "CMOs" shall mean collateralized mortgage obligations.

      (16) "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws (together with any regulations and rulings thereunder).

      (17) "Company" shall mean American Mortgage Acceptance Company (formerly known as "American Mortgage Investors Trust"), a Massachusetts business trust.

      (18) "Consent Statement" shall mean the Company's consent statement, dated February 11, 1999.

      (19) "Declaration of Trust" shall mean the Second Amended and Restated Declaration of Trust of the Company, as amended and/or restated from time to time.

      (20) "Development" shall mean a multifamily, primarily residential, rental project or health care facility.


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

      (21) "Distributions" shall mean any cash distributed to Shareholders arising from their interest in the Company.

      (22) "Fannie Mae" shall mean the Federal National Mortgage Association.

      (23) "FHA" shall mean the Federal Housing Administration.

      (24) "Freddie Mac" shall mean the Federal Home Loan Mortgage Corporation.

      (25) "Funds From Operations" means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on mortgage assets, and after adjustments for unconsolidated partnerships and joint ventures.

      (26) "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

      (27) "Ginnie Mae" shall mean the Government National Mortgage Association.

      (28) "HUD" shall mean the United States Department of Housing and Urban Development.

      (29) "Independent Trustee" shall mean the Trustees who (i) are not affiliated, directly or indirectly, with the Advisor, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or service as an officer or director of the Advisor, or its Affiliates, (ii) do not serve as a director or Trustee for more than two other REITs organized by the Sponsor, and (iii) perform no other services for the Company, except as Trustees. For this purpose, an indirect relationship shall include circumstances in which a member of the immediate family of a Trustee has one of the foregoing relationships with the Advisor or the Company.

      (30) "Mortgage Investments" shall mean, collectively, Original Mortgage Investments and Additional Mortgage Investments.

      (31) "Mortgage Loan" shall mean the interest bearing loan made to the entity which owns a Development.

      (32) "Mortgage Prepayments, Sales or Insurance" shall mean any Company transaction (other than the receipt of base interest, Participating Interest Payments which were calculated on net cash flow or other measure of the net rentals or revenues from a


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

Development, principal payments when due on a Mortgage or other Mortgage Investment, the issuance of Shares, and payments by a borrower to the Advisor or an Affiliate in respect of the Asset Management Fee in connection with a negotiated prepayment) including, without limitation, Participating Interest Payments calculated on the profits or proceeds realized upon the refinancing, sale or other disposition of a Development, prepayments, sales, exchanges, foreclosures, or other dispositions of Mortgages and other Mortgage Investments held by the Company or the receipt of insurance proceeds from the FHA or of guarantee proceeds from Ginnie Mae, Fannie Mae or Freddie Mac or otherwise, or any other disposition of Company assets.

      (33) "Mortgages" shall mean, in a broad sense, beneficial interests or participation interests in whole mortgages and mortgage-backed securities, mortgage certificates, mortgage-backed securities, participation certificates, backed by either a simple mortgage or a pool of mortgages or interests in pass-through entities which, under the REIT provisions of the Code, would be considered to be qualifying real estate assets for purposes of the Company's qualification as a REIT (e.g., regular interests in REMICs).

      (34) "Net Income" shall mean, for any period, total revenues applicable to such period, less the expense applicable to such period other than additions to allowances or reserves for depreciation, amortization or bad debts or other similar noncash reserves; provided, however, that Net Income shall not include the gain from Mortgage Prepayments, Sales or Insurance.

      (35) "Original Mortgage Investments" shall mean the permanent investments of the Company as described in the Prospectus, including investments in (i) Acquired Mortgages, (ii) Originated Mortgages, (iii) other types of Mortgages (including interests in pass-through entities such as regular interests in REMICs which, under the REIT Provisions of the Code, are considered to be qualifying real estate assets for purposes of the Company's qualification as a
REIT), (iv) Additional Loans and (v) subject to restrictions imposed by certain provisions of the Code, CMOs collateralized by mortgages insured by FHA or mortgage certificates guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac.

      (36) "Originated Guaranteed Mortgage Certificate" shall mean any mortgage-backed security guaranteed by Fannie Mae or Freddie Mac which is backed by a conventional mortgage or mortgages originated by or on behalf of the Company.

      (37) "Originated Insured Mortgage" shall mean a Mortgage originated by or on behalf of the Company or by another lender and sold to the Company prior to the time it has been fully funded, the principal of which (excluding Participating Interest Payments) is eligible for insurance by FHA and other programs administered by HUD and shall also include Ginnie Mae mortgage-backed securities and pass-through certificates backed by indebtedness secured by an Originated Insured Mortgage.


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

      (38) "Originated Mortgages" shall mean either Originated Insured Mortgages or Originated Guaranteed Mortgage Certificates.

      (39) "Participating Interest Payments" shall mean interest payments to be paid in connection with Originated Mortgages or Acquired Mortgages which payments are in addition to the base rate of interest of an Originated Mortgage or Acquired Mortgage and are calculated as a percentage of the cash flow, rentals, revenues and/or appreciation of the underlying project.

      (40) "Person" shall mean and include individuals, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies or associations, joint ventures, companies, trusts, banks, trust companies, land trusts, business trusts or other entities and governments and agencies and political subdivisions thereof.

      (41) "Prospectus" shall mean the final prospectus in connection with the registration of the Shares filed with the Securities and Exchange Commission on Form S-11, as amended.

      (42) "Real Estate Investment Trust Provisions of the Internal Revenue Code" shall mean part II, subchapter M, chapter 1 of the Code, as now enacted or hereafter amended, or successor statutes, other sections of the Code specifically applicable to REITs and regulations and rulings promulgated thereunder.

      (43) "Reinvestment Plan" shall mean the Company's dividend reinvestment plan pursuant to which shareholders can elect to have their Distributions reinvested in additional Shares.

      (44) "REIT" shall mean a corporation or trust which qualifies as a real estate investment trust described in Sections 856 through 860 of the Code (the "REIT provisions").

      (45) "REMIC" shall mean a real estate mortgage investment conduit described in section 860A through 860G of the Code.

      (46) "Restricted Shares" shall have the meaning set forth in Section 12(c) of this Agreement.

      (47) "Shareholder" shall mean a holder of the Shares.

      (48) "Shares" shall mean the shares of beneficial interest, par value $.10 per share, of the Company.

      (49) "Sponsor" shall mean any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will manage or participate in the management of the Company and any Affiliate of such Person, but does not include (i) any Person whose only relationship with the Company is that of an independent asset manager and whose only compensation from the Company is as such, and (ii) wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

      (50) "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a fiscal year, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate will be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

      (51) "Total Operating Expenses" shall mean all operating, general and administrative expenses of the Company as determined by generally accepted accounting principles, exclusive of the expenses of raising capital, interest payments, taxes, non-cash expenditures (i.e., depreciation, amortization, bad debt reserve), the Asset Management Fee, the Annual Incentive Fee, and other costs related directly to a specific Mortgage Investment by the Company, such as expenses for originating, acquiring, servicing or disposing of a Mortgage.

      (52) "Trustees" shall mean, collectively, the Persons who constitute the Board of Trustees of the Company.

      11. Asset Management Fee.

      (1) Existing Original Mortgage Investments. With respect to all Original Mortgage Investments held by the Company prior to April 6, 1999, the Advisor shall be entitled to receive an annual Asset Management Fee equal to .625% of the aggregate original amount invested in such assets reduced, upon the receipt of repayments, sales proceeds, FHA or other insurance or guarantee proceeds or payments whether or not reinvested.

      (2) New Original Mortgage Investments. With respect to Original Mortgage Investments acquired by the Company after April 6, 1999, the Advisor shall be entitled to receive an annual Asset Management Fee equal to .355% of the aggregate original amount invested in such assets reduced, upon the receipt of repayments, sales proceeds, FHA or other insurance or guarantee proceeds or payments, by the original amount invested in such asset which is not reinvested in another Original Mortgage Investment.

      (3) Investment Grade Additional Mortgage Investment. With respect to Additional Mortgage Investments which are investment grade, the Advisor shall be entitled to receive an annual Asset Management Fee equal to .355% of the aggregate original amount invested in such assets reduced, upon the receipt of repayments, sales proceeds or insurance or guarantee proceeds or payments, by the original amount invested in such asset which is not invested in an investment grade Additional Mortgage Investment.

      (4) Non-Investment Grade Additional Mortgage Investments. With respect to Additional Mortgage Investments which are non-investment grade, the Advisor shall be entitled to receive an annual Asset Management Fee equal to .750% of the aggregate original amount invested in such assets reduced, upon the receipt of repayments, sales proceeds or insurance or guarantee proceeds or payments, by the original amount invested in such asset which is not reinvested in a non-investment grade Additional Mortgage Investment.

      (5) Unrated Proposed Mortgage Investments. With respect to Additional Mortgage Investments which are not rated, the Advisor shall be entitled to receive an annual Asset Management Fee equal to 1.000% of the aggregate original amount invested in such assets reduced, upon the receipt of repayments, sales proceeds or insurance or guarantee proceeds or payments, by the original amount invested in such asset which is not reinvested in unrated Additional Mortgage Investments.

      (6) General. The Asset Management Fee will be payable with respect to the Company's Mortgage Investments regardless of whether such Mortgage Investments are held by the Company or other entities to which the Company has transferred or assigned such Mortgage Investments to facilitate financing, ownership or otherwise.

      12. Other Fees / Compensation to the Advisor.

      (1) Origination Points. With respect to the first $100 million of new Mortgage Investments acquired by the Company after April 6, 1999, the Advisor shall be entitled to receive, with respect to each Mortgage Investment originated by the Company, a portion of the origination points paid by borrowers equal to up to 1% of the principal amount of such Mortgage Investment and the Company shall receive the portion of the origination points paid by borrowers in excess of 1% of the principal amount of such Mortgage Investment. After the first $100 million of additional Mortgage Investments is acquired, the Company shall retain 100% of the origination points paid by borrowers. In connection with the acquisition of Mortgage Investments for the Company, the Advisor may also act as an


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

advisor to third parties which participate with the Company in such Mortgage Investments and may receive origination points from such third parties or their borrowers.

      (2) Annual Incentive Fee. Subject to a minimum annual Distributions being made to Shareholders from CAD of $1.45 per Share, the Advisor shall be entitled to receive incentive compensation for each fiscal year in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds From Operations of the Company (before the Annual Incentive Fee) per Share (based on the weighted average number of Shares outstanding) plus (b) gains (or minus losses) from debt restructuring and sales of property per Share (based on the weighted average number of Shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per Share of the initial offering (i.e. $20 per Share) and the prices per Share of any secondary offerings by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate plus two percent per annum multiplied by (B) the weighted average number of Shares outstanding during such fiscal year. For any period less than a fiscal year during which this Agreement is in effect, the Annual Incentive Fee will be prorated according to the proportion which such period bears to a full fiscal year.

      (3) Share Issuance. The Advisor shall be entitled to Shares in an amount equal (after such issuance) to l% of all Shares issued by the Company, including those issued pursuant to the Company's Reinvestment Plan, if any. Such Shares ("Restricted Shares") shall be initially issued subject to the restrictions set forth in Section 12(c) to this Agreement.

            (i) The Restricted Shares shall be subject to the transfer restrictions and vesting provisions set forth in clause (ii) of this
      Section 12(c). If the Advisor attempts to sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Restricted Shares before its rights in such Shares vest in accordance with clause (ii), such purported assignment, transfer, pledge, disposition or encumbrance shall be void and of no effect. Except for such transfer restrictions, the Advisor shall have all of the rights of a Shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive any Distributions made with respect to such Shares. Any dividends issued in the form of Shares with respect to the Restricted Shares shall be treated as additional Restricted Shares that are subject to the same restrictions as, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which they were issued.

            (ii) The Advisor shall become vested in a percentage of the Restricted Shares issued to it as follows:


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

                               Anniversary            Percent
                               of Issuance            Vested
                               -----------            ------
                                   1st                33 1/3%
                                   2nd                33 1/3%
                                   3rd                33 1/3%

      If, at the time this Agreement is terminated by the Company or the Advisor for any reason, any of the Restricted Shares have not become vested in accordance with the foregoing schedule, the Advisor shall forfeit such unvested Restricted Shares to the Company and shall not receive any compensation therefor, unless the Trustees determine otherwise, in their sole discretion.

            (iii) Upon each issuance, the Advisor shall be issued a certificate for the appropriate number of Restricted Shares which will be registered in its name. Such certificate shall bear whatever legend the Trustees shall determine is appropriate, including, but not limited to, the following:

            'The transfer of the Shares represented by this certificate is restricted by the terms of an Amended and Restated Advisory Services Agreement, dated as of April 26, 1999, copies of which are on file at the Company's principal office; no transfer of Shares represented by this certificate shall be valid or effective until the conditions with respect to such transfer contained in such Agreement have been met.'

      The Trustees, in their sole discretion, may require that the share certificates evidencing Restricted Shares be held in custody by the Company until the restrictions have lapsed. If and to the extent that any of the Restricted Shares become vested in accordance with clause (ii) of this Section 12(c), the Company shall promptly deliver a certificate for an appropriate number of unrestricted Shares to the Advisor.

      (4) Special Servicer Fees and other Compensation From Third Parties. To the extent that the Company participates with a third party in connection with Mortgage Investments, the Advisor may receive special servicer fees and other fees and compensation from such third party.

      13. Statements. Prior to the payment of any fees hereunder, the Advisor shall furnish to the Company a statement showing the computation of the fees, if any, payable under Sections 11, 12 and 14 hereof.

      14. Compensation for Additional Services.


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

      (1) Property Management. In the event the Company forecloses on a property on which it holds a Mortgage, the Company may be required to take over the management of the property. In such cases, the Advisor or an Affiliate of the Advisor may be retained to provide property management services at rates and on terms no less favorable to the Company than those customary for similar services, if such entity has knowledge of and experience in the area. In no case shall such fee (including all rent-up, leasing, and re-leasing fees and bonuses paid to any person) exceed 5% of the gross revenues from such properties.

      (2) Property Dispositions Following Foreclosure. If the Company forecloses on a property securing a Mortgage and sells such property, the Advisor or an Affiliate of the Advisor may be entitled to a subordinated real estate commission equal to the lesser of (i) 3% of the gross sales price of such property received by the Company or (ii) one-half of the normal and competitive rate customarily charged by unaffiliated parties rendering similar services, and such fees shall be paid only if the Advisor or Affiliate thereof provides a substantial amount of services in the sales effort.

      15. Expenses of the Company. (a) The Company shall pay all of its expenses, except those set forth in paragraph 16 hereof. Without limiting the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be borne by the Advisor:

      (1) the cost of money borrowed by the Company;

      (2) taxes an income and taxes and assessments on real property and all other taxes applicable to the Company;

      (3) fees and expenses paid to independent contractors, unaffiliated mortgage servicers, consultants, managers and other agents employed by or on behalf of the Company;

      (4) expenses directly connected with the ownership, and disposition of investments, or other property and with the origination or purchase of Mortgages (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property);

      (5) expenses of maintaining and managing real estate equity interests, processing and servicing mortgage and other loans and managing the Company's other investments;

      (6) insurance coverage in connection with the business of the Company (including officers' and trustees' liability insurance);

      (7) the expenses of revising, amending, converting, modifying or terminating the Company or revising, amending or modifying its organizational documents;

      (8) expenses connected with payments of interest or Distributions in cash or any other form made or caused to be made by the Trustees to Shareholders;

      (9) all expenses connected with communications to Shareholders and other bookkeeping and clerical work necessary in maintaining relations with the Shareholders, including the cost of printing and mailing certificates for securities, proxy solicitation materials and reports to holders of the Company's securities;

      (10) the cost of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Company;

      (11) transfer agent's and registrar's fees and charges; and

      (12) other legal, accounting and auditing fees and expenses as well as any costs incurred in connection with any other litigation in which the Company is involved and in the examination, investigation or other proceedings conducted by any regulatory agency with respect to the Company.

      (2) The Company shall reimburse the Advisor and its Affiliates for (i) the actual costs to the Advisor or its Affiliates of goods, materials and services used for and by the Company obtained from unaffiliated parties; (ii) administrative services necessary to the operation of the Company and (iii) the costs of certain personnel employed by the Company and directly involved in the organization and business of the Company (including persons who may be employees or officers of the Advisor and its Affiliates) and for legal, accounting, transfer agent, reinvestment and redemption plan administration, data processing, duplicating and investor communications services performed by employees or officers of the Advisor and its Affiliates which could be performed directly for the Company by independent parties. The amounts charged to the Company for services performed pursuant to clause (ii) above will not exceed the lesser of (a) the actual cost of such services, or (b) the amount which the Company would be required to pay to independent parties for comparable services. No reimbursement will be allowed to the Advisor or its Affiliates for services performed pursuant to clause (ii) above unless the Advisor or its Affiliates have the appropriate experience and expertise to perform such services.

      (3) The Company will reimburse the Advisor for any travel expenses incurred in connection with the services provided hereunder and for advertising expenses incurred by it in seeking any investments or seeking the disposition of any investments held by the Company.

      16. Expenses of the Advisor. Except as otherwise provided herein and without regard to the amount of compensation received hereunder by the Advisor, the Advisor shall bear the following expenses:

      (1) employment expenses of the Advisor's or its Affiliates' personnel (including partners and directors and officers thereof and employees of the Company who are Trustees, officers and employees of the Advisor), including, but not limited to, fees, salaries, wages, payroll taxes, travel expenses (except as set forth pursuant to Section 15(c) above) and the cost of employee benefit plans and temporary help expenses;

      (2) advertising expenses (except as set forth pursuant to Section 15(c) above);

      (3) rent, telephone utilities, office furnishings and other office expenses of the Advisor (except those relating to a separate office, if any, maintained by the Company); and

      (4) such other items generally falling under the category of the Advisor's overhead directly related to performance of services for which it is otherwise receiving fees hereunder.

      Notwithstanding the provisions of Section 16, the Company shall reimburse the Advisor for the expenses set forth in Section 15(b) and 15(c) above.

      17. Limitation on Expenses and Refund by Advisor. The annual Total Operating Expenses of the Company may not exceed in any calendar year the greater of (1) 2% of the Average Invested Assets of the Company during such calendar year or (2) 25% of the Company's Net Income during such calendar year. The Independent Trustees have the fiduciary responsibility of limiting the Company's annual Total Operating Expenses to amounts that do not exceed the limitations described above. A majority of the Trustees (including a majority of the Independent Trustees) may, however, determine that a higher level of Total Operating Expenses is justified for any period.

      Within 60 days after the end of any calendar year of the Company for which Total Operating Expenses exceeded 2% of the Average Invested Assets of the Company or 25% of the Company's Net Income, whichever is greater, there shall be sent to Shareholders a written disclosure of such fact together with an explanation of the Independent Trustees' conclusion. In the event the Independent Trustees do not determine that such excess expenses are justified, the Advisor shall reimburse the Company within 60 days after the end of such period the excess amount. Fees payable to the Advisor, other than the Asset Management Fee and Annual Incentive Fee, are not included as part of the Total Operating Expenses for purposes of such reimbursement.

      18. Other Activities of Advisor. Nothing in this Agreement shall prevent the Advisor or any of its Affiliates from engaging in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by the Company or from acting as advisor to any other person or entity having investment policies whether similar or dissimilar to those of the Company (including another real estate investment trust). However, before the Advisor, its partners, their officers and directors, and any person controlled by the partners of the Advisor or their officers and directors may take advantage of an opportunity for their own account or present or recommend it to others (except for the presentation and recommendation of equally suitable investment opportunities to Affiliated Programs, which shall be governed by the procedures set forth in the Prospectus), they are obligated to present an investment opportunity to the Company if (i) such opportunity is within the Company's investment objectives and policies, (ii) such opportunity is of a character which could be taken by the Company, and (iii) the Company has the financial resources to take advantage of such opportunity.

      19. Term; Termination of Agreement. This Agreement shall be for an initial term of one year, commencing March 29, 1993, and thereafter it may be renewed for successive one year terms, subject to the approval of a majority of the Trustees. Notice of renewal shall be given in writing by the Company to the Advisor not less than 60 days before the expiration of this Agreement or of any extension thereof.

      Notwithstanding any other provision to the contrary, this Agreement shall be terminable (i) without cause by the Advisor or (ii) with or without cause by a majority of the Independent Trustees, each without penalty, each upon 60 days' written notice prior to the end of any term of this Agreement.

      In the event of the termination of this Agreement, the Advisor will cooperate with the Company and take all reasonable steps requested to assist the Trustees in making an orderly transition of the advisory function.

      20. Amendments. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns, or otherwise as provided herein.

      21. Assignment. This Agreement may not be assigned by the Advisor without the written consent of the Company, except to a corporation or other person which controls, is controlled by, or is under common control with the Advisor, or a corporation, association, trust or other successor organization which may take over the property and carry on the affairs of the Advisor. Any assignee of the Advisor shall be bound hereunder to the same extent as the Advisor. This Agreement shall not be assigned by the Company without the written consent of the Advisor, except to a corporation, association, trust or other organization which is a successor to the Company. Such successor shall be bound hereunder to the same extent as the Company. Notwithstanding anything to the contrary contained herein, the economic rights of the Advisor hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Advisor without the consent of the Company.

      22. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Section 19 hereof, the Advisor shall not be entitled to compensation for further service rendered hereunder but shall be paid all compensation and reimbursed for all expenses accrued through the date of termination. The Advisor shall forthwith upon such termination:

      (1) pay over to the Company all moneys collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

      (2) deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Company; and

      (3) deliver to the Company all property and documents of the Company then in the custody of the Advisor and, if applicable, any certificates for Restricted Shares that are forfeited as a result of such termination in accordance with Section 12(c) of this Agreement.

      23. Incorporation of the Declaration of Trust. To the extent the Declaration of Trust imposes obligations or restrictions on the Advisor or grants the Advisor certain rights which are not set forth in this Agreement, the Advisor shall abide by such obligations or restrictions and such rights shall inure to the benefit of the Advisor with the same force and effect as if they were set forth herein.

      24. Miscellaneous. (a) The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendations of the Advisor. Neither the Advisor nor its directors, officers and employees shall be liable to the Company, the Shareholders or to any successor or assignee of the Company, except by reason of acts constituting bad faith, gross negligence or reckless disregard of their duties. This shall in no way affect the standard for indemnification but shall only constitute a standard of liability. The duties to be performed by the Advisor pursuant to this Agreement may be performed by it or by officers, directors or by Affiliates of the foregoing under the direction of the Advisor or delegated to unaffiliated third parties under its direction.

      (1) The Advisor shall look solely to the assets of the Company for satisfaction of all claims against the Company, and in no event shall any Shareholder of the

Company have any personal liability for the obligations of the Company under this Agreement.

      (2) All calculations made in accordance with this Agreement (other than those calculations which by their terms are not based on GAAP) shall be based on statements (which may be unaudited, except as specifically provided herein) prepared on an accrual basis consistent with GAAP, regardless of whether the Company may also prepare statements on a different basis.

      25. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing, and shall be given by delivering such notice by hand or by certified mail, return receipt requested, postage pre-paid, at the following addresses of the parties hereto:

      American Mortgage Acceptance Company
      625 Madison Avenue
      New York, New York 10022
      Attn.:  President

      Related AMI Associates, Inc.
      625 Madison Avenue
      New York, New York  10022

      Either party may at any time change its address for the purpose of this
Section 25 by like notice.

      26. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

      27. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect.

      IN WITNESS WHEREOF, the undersigned have caused this agreement to be signed as of the day and year first above written.

                        AMERICAN MORTGAGE ACCEPTANCE COMPANY


                        By: /s/ Stuart J. Boesky
                            --------------------------------------------
                            Name:  Stuart J. Boesky
                            Title: President and Chief Operating Officer


                        RELATED AMI ASSOCIATES, INC.


                        By: /s/ Alan P. Hirmes
                            --------------------------------------------
                            Name:  Alan P. Hirmes
                            Title: Senior Vice President